Exhibit 99.1

Ignyta Announces Completion of $54 Million in Private Placements to

Catalyze Precision Medicine for Cancer Patients

December 3, 2013 07:00 AM Eastern Daylight Time

SAN DIEGO--(BUSINESS WIRE)--Ignyta, Inc. (OTCBB:RXDX), an oncology precision medicine biotechnology company, announced today that it has completed two November 2013 private placements for aggregate gross proceeds of approximately $54 million, which exceeded the company’s original target raise of $35 million. The company issued and sold approximately 7.7 million shares of its common stock at $6.00 per share in a previously announced private placement that closed on November 6, 2013, and approximately 1.3 million shares of its common stock at $6.00 per share in a private placement that closed on November 29, 2013. Proceeds from the private placements will be used primarily to advance Ignyta’s oncology precision medicine drug and diagnostic, or Rx/Dx, pipeline, including its lead product candidates RXDX-101, RXDX-102, and its Spark-1 to Spark-3 discovery programs.

On November 6, 2013, Ignyta’s license agreement with Nerviano Medical Sciences (Nerviano) became effective, granting Ignyta exclusive global development and marketing rights to RXDX-101, a tyrosine kinase inhibitor directed to the TrkA, ROS1 and ALK proteins, which is in a Phase I/II clinical study in molecularly defined patient populations for the treatment of solid tumors; and RXDX-102, a tyrosine kinase inhibitor directed to the Trk family tyrosine kinase receptors, TrkA, TrkB and TrkC, which is currently in preclinical development for the treatment of multiple cancers. Nerviano is a former Pfizer/Pharmacia oncology discovery site in Italy, and one of the leading kinase discovery research organizations in the world.

On October 31, 2013, in conjunction with the private placements, Ignyta successfully completed a reverse merger transaction with a publicly traded and reporting company. The combined company focuses solely on the business of Ignyta.

Jonathan Lim, M.D., Chairman, President, CEO and Co-Founder of Ignyta, stated: “Closing the financings with whom we believe are top-tier investors, effectiveness of the Nerviano license agreement and becoming a public company through completion of the reverse merger transaction in the past month have transformed our company, and more importantly, bolster our ability to develop precision medicines to fight cancer on behalf of patients worldwide. We are already advancing our exciting pipeline of targeted therapeutic candidates, and hope to make them available to cancer patients with the relevant driver alterations at the earliest possible opportunity.” Dr. Lim further added: “We are thrilled to welcome as our financial partners a leading group of investors who support Ignyta’s vision, and we are grateful that they have provided us with these resources to help build Ignyta into a leading precision medicine company.”

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSEMKT:LTS), served as the exclusive placement agent for the private placement closed on November 6. National Securities Corporation, a wholly owned subsidiary of National Holdings Inc. (OTCBB:NHLD), served as the exclusive placement agent for the private placement closed on November 29.

In connection with the private placements, Ignyta has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of the shares of its common stock issued and sold in those private offerings. All shares issued and sold in the two private offerings have been offered and sold to accredited investors in compliance with Regulation D promulgated under the Securities Act. None of the shares have been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

This press release is not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described, nor shall there be an offer, solicitation, or sale of these securities in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a biotechnology company developing precision medicine with integrated Rx/Dx solutions for cancer patients. Our goal is to discover and develop revolutionary new drugs that target activated genes in cancer cells for the customized treatment of cancer patients. Our present focus is on the development of RXDX-101 and RXDX-102, our proprietary oral tyrosine kinase inhibitors that target solid tumor indications, and advancing our novel Spark discovery programs that leverage our proprietary cancer genomic and epigenomic knowledge bases. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to novel technologies and methods; our planned use of proceeds received from the private offerings; our business and product development plans; and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates; competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation our Current Report on Form 8-K dated October 31, 2013 and amended November 14, 2013.

Contacts

Ignyta, Inc.

Zachary Hornby

CFO and Vice President, Corporate Development

858-255-5955

zh@ignyta.com

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